EXHIBIT 99.1

COSINE COMMUNICATIONS ANNOUNCES FINANCIAL RESULTS
FOR THE QUARTER ENDED SEPTEMBER 30, 2006

SAN JOSE, CALIF., November 2, 2006 -- CoSine Communications, Inc. (COSN.PK), a provider of customer support services for managed, network-based IP and broadband service providers, today announced revenues of $134,000 and a net loss of $225,000, or $0.02 per share for the three months ended September 30, 2006, as compared to revenues of $785,000 and a net loss of $31,000 or $0.00 loss per share for the three months ended September 30, 2005. Revenues for the nine months ended September 30, 2006 were $1,233,000 and net loss was $146,000 or $0.01 loss per share, as compared to revenues of $2,381,000 and a net loss of $1,542,000 or $0.15 loss per share for the nine months ended September 30, 2005.

About Cosine Communications

CoSine Communications was founded in 1998 as a global telecommunications equipment supplier to empower service providers to deliver a compelling portfolio of managed, network-based IP and broadband services to consumers and business customers. CoSine’s strategic plan is to redeploy its existing resources to identify and acquire new business operations, while continuing to provide support to CoSine’s existing customers. CoSine’s redeployment strategy will involve the acquisition of one or more operating businesses with existing or prospective taxable earnings. This strategy may allow CoSine to realize future cash flow benefits from its net operating loss carry-forwards (“NOLs”). As of this date, no candidates have been identified, and no assurance can be given that the Company will find suitable candidates, and if it does, that it will be able to utilize its existing NOLs.

Currently, CoSine's business consists primarily of a customer service capability operated under contract by a third party.

Safe Harbor Warning

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements, which include, among others, statements concerning CoSine's expected financial performance, exploration of strategic alternatives, and business outlook, expected performance and developments. The company uses words such as "anticipate," "believe," "plan," "expect," "future," "intend" and similar expressions to identify forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those reflected in the forward-looking statements.

Factors that might cause such a difference include, but are not limited to, Cosine’s ability to identify and effectuate desirable strategic acquisitions, the time and costs required to explore and investigate possible transactions and other corporate actions, management and board interest in and distraction due to exploring and investigating strategic alternatives, the reactions, either positive or negative, of investors, competitors, customers, employees and others to CoSine exploring and executing possible strategic acquisitions. Readers are advised to refer to risk factors, all as may be discussed in more detail on pages 4 through 8 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2005. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's opinions only as of the date hereof. CoSine undertakes no obligation to revise or publicly release the results of any revision to these forward-looking statements.

For additional information contact:

CoSine Communications, Inc.
Terry Gibson
(408) 236-7518
E-mail: Terry.Gibson@Cosinecom.com

CoSine Communications, Inc.
CONSOLIDATED STATEMENT OF OPERATIONS
(in thousands, except per share data)

	Three months ended September 30,		Nine months ended September 30,
	2006	2005	2006	2005

Revenue:
Product	$-	$-	$-	$216
Service	134	785	1,233	2,165
Total revenue	134	785	1,233	2,381
Cost of revenue	366	702	1,469	1,545

Gross profit (loss)	(232)	83	(236)	836

Operating expenses:
Research and development	-	-	-	103
Sales and marketing	-	-	-	105
General and administrative	295	422	906	2,825
Restructuring and impairment charges	-	-	-	(91)
Total operating expenses	295	422	906	2,942

Loss from operations	(527)	(339)	(1,142)	(2,106)

Interest income and other	302	191	996	470

Loss before income tax benefits	(225)	(148)	(146)	(1,636)

Income tax benefits	-	(117)	-	(94)

Net loss	$(225)	$(31)	$(146)	$(1,542)

Basic and diluted net loss per share	$(0.02)	$(0.00)	$(0.01)	$(0.15)

Shares used in computing basic and diluted net loss per share	10,091	10,091	10,091	10,095

CoSine Communications, Inc.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	September 30, 2006 (Unaudited)	December 31, 2005 (1)

ASSETS
Current assets:
Cash and cash equivalents	$15,740	$12,417
Short-term investments	7,254	10,749
Accounts receivable, trade	96	96
Other receivables	19	209
Prepaid expenses and other current assets	114	119
Total current assets	23,223	23,590
Long-term deposits	-	250
	$23,223	$23,840

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$412	$237
Other accrued liabilities	210	874
Deferred revenue	87	126
Total current liabilities	709	1,237

Stockholders' equity:
Common stock	1	1
Additional paid-in capital	538,977	538,947
Accumulated other comprehensive income	658	632
Accumulated deficit	(517,122)	(516,977)
Total stockholders' equity	22,514	22,603
	$23,223	$23,840

1 Amounts are derived from the December 31, 2005 audited financial statements.